EXHIBIT 77Q1(A) TO NEUBERGER BERMAN HIGH YIELD STRATEGIES FUND N-SAR 3/2/09
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File Number: 811-21342
CIK Number: 0001228361

The following articles of Neuberger Berman High Yield Strategies Fund's by-laws were amended and restated as of November 12, 2008:



                                   ARTICLE II.
                            MEETINGS OF SHAREHOLDERS

     SECTION 1. ANNUAL MEETINGS. Annual meetings of the Shareholders of the Trust or a Series or Class thereof shall be held on such date and at such place within or without the State of Delaware as the Trustees shall designate.

     SECTION 2. SPECIAL MEETINGS.

                (a) Special meetings of the Shareholders may be called at any time by the Chair, the President or the Trustees or any other officer designated for such purpose by the Trustees. Subject to subsection (c) of this Section 2, a special meeting of Shareholders shall also be called by the Secretary of the Trust upon the written request of the Shareholders entitled to cast not less than a majority of all the votes entitled to be cast at such meeting.

                (b) Any Shareholder of record seeking to have Shareholders request a special meeting shall, by sending written notice to the Secretary (the "Record Date Request Notice") by registered mail, return receipt requested, request the Trustees to fix a record date to determine the Shareholders entitled to request a special meeting (the "Requested Record Date"). The Record Date Request Notice shall set forth the purpose of the meeting and the matters proposed to be acted on at it, shall be signed by one or more Shareholders of record as of the date of signature (or their duly authorized agents), shall bear the date of signature of each such Shareholder (or other agent) and shall set forth all information relating to each such Shareholder that must be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 14a-11 thereunder. Upon receiving the Record Date Request Notice, the Trustees may fix a Requested Record Date. The Requested Record Date shall not precede and shall not be more than ten (10) days after the close of business on the date on which the resolution fixing the Requested Record Date is adopted by the Trustees. If the Trustees, within thirty
(30) days after the date on which a valid Record Date Request Notice is received, fails to adopt a resolution fixing the Requested Record Date and make a public announcement of such Requested Record Date, the Requested Record Date shall be the close of business on the 30th day after the first date on which the Record Date Request Notice is received by the Secretary.

                 (c) In order for any Shareholder to request a special meeting, one or more written requests for a special meeting signed by Shareholders of record (or their duly authorized

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agents) as of the Requested Record Date entitled to cast not less than a majority (the "Special Meeting Percentage") of all of the votes entitled to be cast at such meeting (the "Special Meeting Request") shall be delivered to the Secretary. In addition, the Special Meeting Request shall set forth the purpose of the meeting and the matters proposed to be acted on at it (which shall be limited to the matters set forth in the Record Date Request Notice received by the Secretary), shall bear the date of signature of each such Shareholder (or other agent) signing the Special Meeting Request, shall set forth the name and address, as they appear in the Trust's books, of each Shareholder signing such request (or on whose behalf the Special Meeting Request is signed) and the class and number of shares of the Trust which are owned of record and beneficially by each such Shareholder, shall be sent to the Secretary by registered mail, return receipt requested, and shall be received by the Secretary within sixty (60) days after the Requested Record Date. Any requesting Shareholder may revoke his, her or its request for a special meeting at any time by written revocation delivered to the Secretary.

                (d) The Secretary shall inform the requesting Shareholders of the reasonably estimated cost of preparing and mailing the notice of meeting (including the Trust's proxy materials). The Secretary shall not be required to call a special meeting upon Shareholder request and such meeting shall not be held unless, in addition to the documents required by paragraphs (b) and (c) of this Section 2, the Secretary receives payment of such reasonably estimated cost prior to the mailing of any notice of the meeting.

                (e) Except as provided in the next sentence, any special meeting shall be held at such date and time as may be designated by the President, Chair or Trustees, whoever has called the meeting. In the case of any special meeting called by the Secretary upon the request of Shareholders (a "Shareholder Requested Meeting"), such meeting shall be held at such place, date and time as may be designated by the Trustees; provided, however, that the date of any Shareholder Requested Meeting shall be not more than ninety (90) days after the record date for such meeting (the "Meeting Record Date"); and provided further that if the Trustees fail to designate, within thirty (30) days after the date that a valid Special Meeting Request is actually received by the Secretary (the "Delivery Date"), a date and time for a Shareholder Requested Meeting, then such meeting shall be held at 2:00 p.m. Eastern Time on the 90th day after the date the request for such meeting is actually received by the Trust or, if such 90th day is not a Business Day (as defined below), on the first preceding Business Day; and provided further that in the event that the Trustees fail to designate a place for a Shareholder Requested Meeting within thirty (30) days after the Delivery Date, then such meeting shall be held at the principal executive offices of the Trust. In fixing a date for any special meeting, the President, Chair or Trustees may consider such factors as he, she, or they deem(s) relevant within the good faith exercise of business judgment, including, without limitation, the nature of the matters to be considered, the facts and circumstances surrounding any request for a meeting and any plan of the Trustees to call an annual meeting or a special meeting. In the case of any Shareholder Requested Meeting, if the Trustees fail to fix a Meeting Record Date that is a date within thirty (30) days after the Delivery Date, then the close of business on the 30th day after the Delivery Date shall be the Meeting Record Date.

                (f) If at any time as a result of written revocations of requests for the special meeting, Shareholders of record (or their duly authorized agents) as of the Request Record Date entitled to cast less than the Special Meeting Percentage shall have delivered and not revoked requests for a special meeting, the Secretary may refrain from mailing the notice of the meeting or, if the notice

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of the meeting has been mailed, the Secretary may revoke the notice of the meeting at any time before ten (10) days prior to the meeting if the Secretary has first sent to all other requesting Shareholders written notice of such revocation and of intention to revoke the notice of the meeting. Any request for a special meeting received after a revocation by the Secretary of a notice of a meeting shall be considered a request for a new special meeting.

                (g) The Chair, the President or the Trustees may appoint regionally or nationally recognized independent inspectors of elections to act as the agent of the Trust for the purpose of promptly performing a ministerial review of the validity of any purported Special Meeting Request received by the Secretary. For the purpose of permitting the inspectors to perform such review, no such purported request shall be deemed to have been delivered to the Secretary until the earlier of (i) five (5) Business Days after receipt by the Secretary of such purported request and (ii) such date as the independent inspectors certify to the Trust that the valid requests received by the Secretary represent at least a majority of the issued and outstanding shares of stock that would be entitled to vote at such meeting. Nothing contained in this paragraph (g) shall in any way be construed to suggest or imply that the Trust or any Shareholder shall not be entitled to contest the validity of any request, whether during or after such five (5) Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto, and the seeking of injunctive relief in such litigation).

     SECTION 3. BUSINESS DAY. For purposes of these By-laws, "Business Day" means a day on which the New York Stock Exchange is open for trading and which is not a Saturday, Sunday or other day on which banks in New York City are authorized or obligated by law to close.

     SECTION 4. NOTICE OF MEETINGS OF SHAREHOLDERS. All notices of meetings of Shareholders, except as provided in Section 5 of Article VIII and Section 5 of
Article X of these By-laws, shall be sent or otherwise given to Shareholders in accordance with Section 4 of this Article II not less than ten (10) nor more than ninety (90) days before the date of the meeting. The notice shall specify
(i) the place, date and hour of the meeting, and (ii) the general nature of the business to be transacted. Notice of any Shareholder Requested Meeting, however, shall be provided in a manner and time consistent with Section 2(e) of this
Article II.

     SECTION 5. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of Shareholders shall be (i) given either by hand delivery, first-class mail, telegraphic or other written communication, charges prepaid, and (ii) addressed to the Shareholder at the address of that Shareholder appearing on the books of the Trust or its transfer agent or given by the Shareholder to the Trust for the purpose of notice. If no such address appears on the Trust's books or is not given to the Trust, notice shall be deemed to have been given if sent to that Shareholder by first class mail or telegraphic or other written communication to the Trust's principal executive office, or if published at least once in a newspaper of general circulation in the county where that office is located. Notice shall be deemed to have been given at the time when delivered personally or deposited in the mail or sent by telegram or other means of written communication or, where notice is given by publication, on the date of publication. An affidavit of the mailing or other means of giving any notice of any meeting of Shareholders shall be filed and maintained in the minute book of the Trust.

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     SECTION 6. ADJOURNED MEETING; NOTICE. Any meeting of Shareholders, whether or not a quorum is present, may be adjourned from time to time by: (a) the vote of the majority of the Shares represented at that meeting, either in person or by proxy; or (b) in his or her discretion by the chair of the meeting.

     When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed. Notice of any such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 4 and 5 of this Article II. At any adjourned meeting, any business may be transacted which might have been transacted at the original meeting.

     SECTION 7. VOTING. The Shareholders entitled to vote at any meeting of Shareholders shall be determined in accordance with the provisions of the Declaration of Trust of the Trust, as in effect at such time. The Shareholders' vote may be by voice vote or by ballot, provided, however, that any election for Trustees must be by ballot if demanded by any Shareholder before the voting has begun.

     SECTION 8. WAIVER OF NOTICE; CONSENT OF ABSENT SHAREHOLDERS. The transaction of business and any actions taken at a meeting of Shareholders, however called and noticed and wherever held, shall be as valid as though taken at a meeting duly held after regular call and notice provided a quorum is present either in person or by proxy at the meeting of Shareholders and if either before or after the meeting, each Shareholder entitled to vote who was not present in person or by proxy at the meeting of the Shareholders signs a written waiver of notice or a consent to a holding of the meeting or an approval of the minutes. The waiver of notice or consent need not specify either the business to be transacted or the purpose of any meeting of Shareholders. Attendance by a Shareholder at a meeting of Shareholders shall constitute a waiver of notice of that meeting, except if the Shareholder objects at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened and except that attendance at a meeting of Shareholders is not a waiver of any right to object to the consideration of matters not included in the notice of the meeting of Shareholders if that objection is expressly made at the beginning of the meeting.

     SECTION 9. SHAREHOLDER ACTION BY WRITTEN CONSENT WITHOUT A MEETING. Except as provided in the Declaration of Trust, any action that may be taken at any meeting of Shareholders may be taken without a meeting and without prior notice if a consent in writing setting forth the action to be taken is signed by the holders of outstanding Shares having not less than the minimum number of votes that would be necessary to authorize or take that action at a meeting at which all Shares entitled to vote on that action were present and voted, provided, however, that the Shareholders receive any necessary Information Statement or other necessary documentation in conformity with the requirements of the Exchange Act or the rules or regulations thereunder. All such consents shall be filed with the Secretary of the Trust and shall be maintained in the Trust's records. Any Shareholder giving a written consent or the Shareholder's proxy holders or a transferee of the Shares or a personal representative of the Shareholder or their respective proxy holders may revoke the Shareholder's written consent by a writing received by the Secretary of the Trust before written consents of the number of Shares required to authorize the proposed action have been filed with the Secretary.

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     If the consents of all Shareholders entitled to vote have not been solicited in writing and if the unanimous written consent of all such Shareholders shall not have been received, the Secretary shall give prompt notice of the action approved by the Shareholders without a meeting. This notice shall be given in the manner specified in Section 5 of this Article II.

     SECTION 10. RECORD DATE FOR SHAREHOLDER NOTICE; VOTING AND GIVING CONSENTS.

                 (a) Except as provided in Section 2 of this Article II, Section 5 of Article VIII and Section 5 of Article X of these By-laws, for purposes of determining the Shareholders entitled to vote or act at any meeting or adjournment thereof, the Trustees may fix in advance a record date which shall not be more than ninety (90) days nor less than ten (10) days before the date of any such meeting. Without fixing a record date for a meeting, the Trustees may for voting and Notice purposes close the register or transfer books for one or more Series (or Classes) for all or any part of the period between the earliest date on which a record date for such meeting could be set in accordance herewith and the date of such meeting.

     If the Trustees do not so fix a record date or close the register or transfer books of the affected Series or Classes, the record date for determining Shareholders entitled to notice of or to vote at a meeting of Shareholders shall be the close of business on the business day next preceding the day on which notice is given or if notice is waived, at the close of business on the business day next preceding the day on which the meeting is held.

                 (b) The record date for determining Shareholders entitled to give consent to action in writing without a meeting, (i) when no prior action of the Trustees has been taken, shall be the day on which the first written consent is given, or (ii) when prior action of the Trustees has been taken, shall be (A) such date as determined for that purpose by the Trustees, which record date shall not precede the date upon which the resolution fixing it is adopted by the Trustees and shall not be more than twenty (20) days after the date of such resolution, or (B) if no record date is fixed by the Trustees, the record date shall be the close of business on the day on which the Trustees adopt the resolution relating to that action. Nothing in this Section shall be constituted as precluding the Trustees from setting different record dates for different Series or Classes. Only Shareholders of record on the record date as herein determined shall have any right to vote or to act at any meeting or give consent to any action relating to such record date, notwithstanding any transfer of Shares on the books of the Trust after such record date.

     SECTION 11. PROXIES. Subject to the provisions of the Declaration of Trust, every Person entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by proxy, provided that either (i) an instrument authorizing such a proxy to act is executed by the Shareholder in writing and dated not more than eleven (11) months before the meeting, unless the instrument specifically provides for a longer period or (ii) the Trustees adopt an electronic, telephonic, computerized or other alternative to the execution of a written instrument authorizing the proxy to act, and such authorization is received not more than eleven (11) months before the meeting. A proxy shall be deemed executed by a Shareholder if the Shareholder's name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Shareholder or the Shareholder's attorney-in-fact. A valid proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the Person executing it before the vote pursuant to that

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proxy is taken, (a) by a writing delivered to the Trust stating that the proxy is revoked, or (b) by a subsequent proxy executed by such Person, or (c) attendance at the meeting and voting in person by the Person executing that proxy, or (d) revocation by such Person using any electronic, telephonic, computerized or other alternative means authorized by the Trustees for authorizing the proxy to act; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted. A proxy with respect to Shares held in the name of two or more Persons shall be valid if executed by any one of them unless at or prior to exercise of the proxy the Trust receives a specific written notice to the contrary from any one of the two or more Persons. A proxy purporting to be executed by or on behalf of a Shareholder shall be deemed valid unless challenged at or prior to its exercise and the burden of proving invalidity shall rest on the challenger.

     SECTION 12. INSPECTORS OF ELECTION. Before any meeting of Shareholders, the Trustees may appoint any person other than a nominee for office to act as inspector of election at the meeting or its adjournments. If no inspector of election is so appointed, the chair of the meeting may appoint an inspector of election at the meeting. There shall be one (1) inspector of election. If the person appointed as inspector fails to appear or fails or refuses to act, the chair of the meeting may appoint another person to fill the vacancy.

     The inspector shall:

                 (a) Determine the number of Shares outstanding and the voting power of each, the Shares represented at the meeting, the existence of a quorum and the authenticity, validity and effect of proxies;

                 (b) Receive votes, ballots or consents;

                 (c) Hear and determine all challenges and questions in any way arising in connection with the right to vote;

                 (d) Count and tabulate all votes or consents;

                 (e) Determine when the polls shall close;

                 (f) Determine the result; and

                 (g) Do any other acts that may be proper to conduct the election or vote with fairness to all Shareholders.

     SECTION 13. NOMINATIONS AND PROPOSALS BY SHAREHOLDERS.

                 (a) ANNUAL MEETINGS OF SHAREHOLDERS.

                     (A) Nominations of persons for election as a Trustee and the proposal of business to be considered by the Shareholders may be made at an annual meeting of Shareholders (1) pursuant to the Trust's notice of meeting,
(2) by or at the direction of the Trustees or (3) by any Shareholder of the Trust who was a Shareholder of record both at the time of giving of notice provided

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for in this Section 13(a) and at the time of the annual meeting, who is entitled to vote at the meeting for each person the Shareholder is nominating and each proposal the Shareholder is putting forward and who complied with the notice procedures set forth in this Section 13(a).

                     (B) For nominations for election as Trustees or other business to be properly brought before an annual meeting by a Shareholder pursuant to clause (3) of paragraph (a)(A) of this Section 13, the Shareholder must have given timely notice thereof in writing to the Secretary of the Trust and such other business must otherwise be a proper matter for action by Shareholders. To be timely, a Shareholder's notice must be delivered to the Secretary at the principal executive office of the Trust by not later than the 120th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting nor earlier than the 150th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; PROVIDED, HOWEVER, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than thirty (30) days from the anniversary date of the mailing of the notice for the preceding year's annual meeting, notice by the Shareholder to be timely must be so delivered no earlier than the 120th day prior to the date of such annual meeting, and no later than the later to occur of (i) the 90th day prior to the date of such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Trust. In no event shall the public announcement of a postponement of the mailing of the notice for such annual meeting or of an adjournment or postponement of an annual meeting to a later date or time commence a new time period for the giving of a Shareholder's notice as described above.

A Shareholder's notice to be proper must set forth: (i) as to each person whom the Shareholder proposes to nominate for election or reelection as a trustee (a) the name, age, business address and residence address of the person or persons to be nominated, (b) with respect to each such nominee, whether the stockholder who intends to make the nomination believes such nominee is, or is not, an "interested person" of the Trust, as defined in the 1940 Act and information regarding such nominee that is sufficient, in the discretion of the Board of Trustees or any committee thereof or any authorized officer of the Trust, to make such determination, (c) a representation that the Shareholder who intends to make the nomination is a holder of record or beneficial owner of shares of the Trust entitled to vote at such meeting for each such nominee (together with such proof thereof as would meet the requirements for proposals that are to be included in the Trust's proxy statements pursuant to Rule 14a-8 under the

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Exchange Act or any successor to such Rule) and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, and (d) all other information relating to the person or persons to be nominated that is required to be disclosed in solicitations of proxies for election of trustees in an election contest (even if an election contest is not involved), or is otherwise required, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder; (ii) as to any other business that the Shareholder proposes to bring before the meeting (a) the proposal to be introduced, the reasons for proposing such business at the meeting and any material interest in such business of such Shareholder and any Shareholder Associated Person, individually or in the aggregate, including any anticipated benefit to the Shareholder and any Shareholder Associated Person therefrom and (b) a representation that the Shareholder is a holder of record or beneficial owner of shares of the Trust entitled to vote at such meeting for each such proposal (together with such proof thereof as would meet the requirements for proposals that are to be included in the Trust's proxy statements pursuant to Rule 14a-8 under the Exchange Act or any successor to such Rule) and intends to appear in person or by proxy at the meeting to introduce the proposal or proposals, specified in the notice; and (iii) as to the Shareholder who intends to make the nomination or introduce the proposal and any Stockholder Associated Person (a) (A) the class and number of shares which are owned by such Shareholder and all Shareholder Associated Persons, as of the date of such notice (which information shall be supplemented by such Shareholder not later than 5 business days after the record date for the meeting to disclose such information as of the record date), (B) the nominee holder for, and number of shares owned beneficially but not of record by such Shareholder and by any Shareholder Associated Person, as of the date of such notice (which information shall be supplemented by such Shareholder not later than 5 business days after the record date for the meeting to disclose such information as of the record date), (C) the date shares identified in (A) and (B) were acquired and the investment intent of such acquisition; and (D) whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of, or any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk of share price changes for, or to increase or decrease the voting power of, such Shareholder or any such Shareholder Associated Person with respect to any shares of the Trust, including any such activity effected through the use of securities or other instruments of any other issuer (collectively, "Hedging Activities") in effect as of the date of such notice (which information shall be supplemented by such Shareholder not later than 5 business days after the record date for the meeting to disclose such information as of the record date); (b) as to the Shareholder giving the notice and any Shareholder Associated Person covered by this Section 13, the name and address of such Shareholder, as they appear on the Trust's share ledger and current name and address, if different; (c) to the extent known by the Shareholder giving the notice, the name and address of any other Shareholder supporting the nomination or proposal of other business on the date of such Shareholder's notice; (d) a representation whether the Shareholder or any Shareholder Associated Person intends to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the outstanding shares required to approve the proposal and/or otherwise to solicit proxies from Shareholders in support of the proposal.

                     (C) Notwithstanding anything in the second sentence of paragraph (a)(B) of this Section 13 to the contrary and except as provided in
Section 5 of Article VIII and Section 5 of Article X of these By-laws, in the event that the number of trustees to be elected to the Board of Trustees is increased and there is no public announcement by the Trust of such action or specifying the size of the increased Trustees at least one hundred (100) days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting, a Shareholder's notice required by this Section 13(a) shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if the notice is delivered to the Secretary at the principal executive offices of the Trust not later than the close of business on the 10th day immediately following the day on which such public announcement is first made by the Trust.

                 (b) SPECIAL MEETINGS OF SHAREHOLDERS.

          Only such business shall be conducted at a special meeting of Shareholders as shall have been brought before the meeting pursuant to the Trust's notice of meeting. Nominations of persons for election to the Trustees may be made at a special meeting of Shareholders at which trustees are to be elected (i) pursuant to the Trust's notice of meeting, (ii) by or at the direction of the Trustees

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or (iii) provided that the Trustees have determined that trustees shall be elected at such special meeting, by any Shareholder of the Trust who is a Shareholder of record both at the time of giving of notice provided for in this
Section 13(b) and at the time of the special meeting, who is entitled to vote at the meeting for each person said Shareholder nominates and who complied with the notice procedures set forth in this Section 13(b). In the event the Trust calls a special meeting of Shareholders for the purpose of electing one or more Trustees, any such Shareholder may nominate a person or persons (as the case may be) for election to such position as specified in the Trust's notice of meeting, if the Shareholder's notice containing the information required by paragraph
(a)(B) of this Section 13 shall have been delivered to the Secretary at the principal executive offices of the Trust not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and the nominees proposed by the Trustees to be elected at such meeting. In no event shall the public announcement of a postponement or adjournment of a special meeting to a later date or time commence a new time period for the giving of a Shareholder's notice as described above.

                 (c) GENERAL.

          Only such persons who are nominated in accordance with the procedures set forth in this Section 13 shall be eligible to serve as trustee, and only such business shall be conducted at a meeting of Shareholders as shall have been brought before the meeting in accordance with the procedures set forth in this
Section 13. The chair of the meeting shall have the power and duty to determine whether a nomination or any other business proposed to be brought before the meeting was properly made or proposed, as the case may be, and whether proper notice was given, in accordance with the procedures set forth in this Section 13 and, if any proposed nomination or other business is not in compliance with this
Section 13, to declare that such nomination or proposal shall be disregarded.

          For purposes of this Section 13, (a) the "date of mailing of the notice" shall mean the date of the proxy statement for the solicitation of proxies for election of trustees and (b) "public announcement" shall mean disclosure (i) in a press release either transmitted to the principal securities exchange on which the Trust's common shares are traded or reported by a recognized news service or (ii) in a document publicly filed by the Trust with the Commission.

          For purposes of this Section 13, "Shareholder Associated Person" of any Shareholder shall mean (i) any person controlling, controlled by or under common control with, directly or indirectly, or acting in concert with, such Shareholder (including, without limitation, any person who is a member of a "group" for purposes of Section 13(d) of the Exchange Act, or any successor provision, that includes such Shareholder), (ii) any beneficial owner of shares owned of record or beneficially by such Shareholder and (iii) any person controlling, controlled by or under common control with, directly or indirectly, any person named in (i) or (ii).

                 (d) COMPLIANCE WITH STATE AND FEDERAL LAW.

          Notwithstanding the foregoing provisions of this Section 13, a Shareholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 13. Nothing in this Section

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13 shall be deemed to affect any right of a Shareholder to request inclusion of a proposal in, nor the right of the Trust to omit a proposal from, the Trust's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act.

                                  ARTICLE VIII.
             STATEMENT CREATING PERPETUAL PREFERRED SHARES, SERIES A

     Perpetual Preferred Shares, Series A: 960 shares of preferred shares of beneficial interest, no par value per share, liquidation preference $25,000 per share plus an amount equal to accumulated but unpaid dividends (whether or not earned or declared) thereon, have been authorized by the Board of Trustees and are hereby designated "Series A Perpetual Preferred Shares" ("SERIES A SHARES"). Each Series A Share shall have a dividend rate equal to the Applicable Rate from time to time. Each Preferred Share shall have such preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption, in addition to those required by applicable law, as are set forth in this Article VIII. Subject to the provisions of Section 5(c) and Section 10 of this Article VIII, the Board of Trustees of the Trust may, in the future, classify or reclassify additional shares of beneficial interest as Preferred Shares, with the same preferences, rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption and other terms herein described, except that the Applicable Rate and any other changes in the terms herein set forth shall be as set forth in an amendment to these By-laws.

SECTION 1.        DEFINITIONS.

     As used in Article VIII of these By-laws, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                 (a) "ADDITIONAL COVENANT" shall mean any covenant that measures or tests the financial condition or financial position of the Trust, including, but not limited to, covenants that specify or require the maintenance of certain financial ratios applicable to the Trust, and the default provision related thereto (regardless of whether such provision is labeled or otherwise characterized as a covenant or a default).

                 (b) "AFFILIATE" means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is controlled by, or is under common Control with, such first Person. As used in this definition, "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an "Affiliate" is a reference to any Affiliate of the Trust.

                 (c) "AGENCY DISCOUNTED VALUE" means the quotient of the Market Value of an Eligible Asset divided by the applicable Rating Agency Discount Factor, provided that with respect to an Eligible Asset that is currently callable, Agency Discounted Value will be equal to the quotient as calculated above or the call price, whichever is lower, and that with respect to an Eligible Asset that is prepayable, Agency Discounted Value will be equal to the quotient as calculated above or the par value, whichever is lower.

                 (d) "ANNUAL VALUATION DATE" shall mean the last Business Day of July of each year or such other date as may be agreed upon by the Trust, Moody's, Fitch and S&P, as applicable.

                 (e) "APPLICABLE RATE" shall mean the rate set for a series of Preferred Shares; with respect to the Series A Shares, the Applicable Rate shall mean, for any Dividend Period ending on or prior to November 13, 2013, LIBOR for such Dividend Period plus 2.90% (290 basis points) and for any Dividend Period thereafter, LIBOR for such Dividend Period plus 7.90% (790 basis points), plus, in each case, .10% (10 basis points) for any period during which the Preferred Shares are not rated at least Aaa or higher by Moody's or its equivalent by another Rating Agency.

                 (f) "ASSET COVERAGE RATIO" means the ratio of: (x) Total Assets less all indebtedness which does not constitute Senior Securities to (y) the aggregate of Senior Securities constituting indebtedness plus the aggregate of the liquidation preference of all Senior Securities constituting preferred shares of beneficial interest of the Trust.

                 (g) "AUDITOR'S CONFIRMATION" shall have the meaning specified in paragraph (c) of Section 7 of this Article VIII.

                 (h) "BOARD OF TRUSTEES" shall mean the Board of Trustees of the Trust or any duly authorized committee thereof.

                 (i) "BUSINESS DAY" means any day other than a Saturday, a Sunday, a day on which commercial banks in New York City are required or authorized to be closed or, other than with respect to determining the date or dates on which any sums are to become due under Article VIII of these By-laws on the Preferred Shares, a day on which the New York Stock Exchange is required or authorized to be closed.

                 (j) "CODE" means the Internal Revenue Code of 1986, as amended.

                 (k) "COMMON SHARES" shall mean the outstanding common shares of beneficial interest, no par value per share, of the Trust.

                 (l) "CURE DATE" shall mean the Minimum Asset Coverage Ratio Cure Date or the Preferred Shares Basic Maintenance Test Cure Date, as the case may be.

                 (m) "DATE OF ORIGINAL ISSUE," with respect to shares of a series of the Preferred Shares, shall mean the date on which the Trust initially issued such shares.

                 (n) "DECLARATION OF TRUST" means the Amended and Restated Declaration of Trust of the Trust dated June 19, 2003, as from time to time amended and supplemented.

                 (o) "DELAWARE STATUTORY TRUST ACT" means Chapter 38 of Title 12 of the Delaware Code, entitled "Treatment of Delaware Statutory Trusts," as amended from time to time.

                 (p) "DIVIDEND PAYMENT DATE," with respect to shares of a series of Preferred Shares, shall mean any date on which dividends are payable on shares of such series pursuant to the provisions of paragraph (d) of Section 2 of this Article VIII.

                 (q) "DIVIDEND PERIOD," with respect to shares of a series of Preferred Shares, shall mean each period commencing on the Date of Original Issue and continuing to but excluding the first Dividend Payment Date and, thereafter, commencing on a Dividend Payment Date and continuing up to, but not including, the next Dividend Payment Date for shares of such series.

                 (r) "EARLY REDEMPTION AMOUNT" means, in connection with any redemption of the Series A Shares pursuant to Section 11 of this Article VIII, an amount equal to the applicable percentage of the liquidation value of the Series A Shares or portion thereof to be redeemed as follows:

    If Redeemed During the 12 month period Ending
    November 13,                                        Applicable Percentage
    2009                                                4.0%
    2010                                                3.0%
    2011                                                2.0%
    2012                                                2.0%
    2013                                                1.0%

                 (s) "ELIGIBLE ASSETS" means Moody's Eligible Assets, Fitch's Eligible Assets or S&P's Eligible Assets, whichever is applicable.

                 (t) "EXPOSURE PERIOD" shall mean the period commencing on a given Valuation Date and ending 45 days thereafter.

                 (u) "FITCH" shall mean Fitch Ratings Inc. and its successors.

                 (v) "FITCH DISCOUNT FACTOR" means the discount factors set forth in the Fitch Guidelines for use in calculating the Agency Discounted Value of the Trust's assets in connection with Fitch's ratings of Senior Securities.

                 (w) "FITCH ELIGIBLE ASSET" means assets of the Trust set forth in the Fitch Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Trust's assets in connection with Fitch's ratings of Senior Securities.

                 (x) "FITCH GUIDELINES" mean the guidelines provided by Fitch, as may be amended from time to time, in connection with Fitch's ratings of Senior Securities.

                 (y) RESERVED.

                 (z) "GAAP" means generally accepted accounting principles as in effect from time to time in the United States of America.

                 (aa) "HOLDER" with respect to shares of a series of Preferred Shares, shall mean the registered holder of such shares as the same appears on the record books of the Trust.

                 (bb) "INDEPENDENT ACCOUNTANT" shall mean a nationally recognized accountant, or firm of accountants, that is with respect to the Trust an independent public accountant or firm of independent public accountants under the Securities Act of 1933, as amended from time to time.

                 (cc) "LBC NOTES" means the Notes issued from time to time under the LBC Note Purchase Agreement.

                 (dd) "LBC NOTE PURCHASE AGREEMENT" means that certain Master Note Purchase Agreement among the Trust, __________________________________ and other Note Purchasers party thereto dated as of September 19, 2008, as amended from time to time.

                 (ee) "LIBOR" shall mean, for any Dividend Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point) for deposits in U.S. Dollars for a three month period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two (2) Business Days before the commencement of such Dividend Period (or three (3) Business Days prior to the beginning of the first Dividend Period). "Reuters Screen LIBO Page" means the display designated as the "LIBO" page on the Reuters Monitor Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Banker's Association Interest Settlement Rates for U.S. Dollar deposits).

                 (ff) "LIQUIDATION PREFERENCE" with respect to a given number of Preferred Shares, means $25,000 times that number.

                 (gg) "MARKET VALUE" means with respect to any asset of the Trust as of any date, the market value of such asset as determined by the Trust and used in the calculation of its published net asset value for such date, with such determination to be in compliance with applicable law (including, without limitation, the 1940 Act) as in effect on such date of determination.

                 (hh) "MATERIAL PREFERRED STOCK AGREEMENTS" means one or more agreements with respect to the purchase, acquisition or issuance of preferred shares of beneficial interest of the Trust, or one or more amendments to the Declaration of Trust or these By-laws classifying or reclassifying preferred shares of beneficial interest of the Trust that individually or in the aggregate have a liquidation value in excess of $10,000,000.

                 (ii) "MINIMUM ASSET COVERAGE RATIO CURE DATE," with respect to the failure by the Trust to maintain the Minimum Asset Coverage Ratio (as required by Section 6 of this Article

VIII) as of the last Business Day of each month, shall mean the ten Business Days following the last day of such month.

                 (jj) "MINIMUM ASSET COVERAGE RATIO" shall mean asset coverage, as defined in Section 18(h) of the 1940 Act (as of the date hereof), of at least 200% with respect to all outstanding senior securities of the Trust which are shares of beneficial interest, including all outstanding Preferred Shares.

                 (kk) "MOODY'S" shall mean Moody's Investors Service, Inc., a Delaware corporation, and its successors at law.

                 (ll) "MOODY'S DISCOUNT FACTOR" means the discount factors set forth in the Trust's Guidelines for use in calculating the Agency Discounted Value of the Trust's assets in connection with Moody's ratings of Senior Securities.

                 (mm) "MOODY'S ELIGIBLE ASSETS" means assets of the Trust set forth in the Moody's Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Trust's assets in connection with Moody's ratings of Senior Securities.

                 (nn) "MOODY'S GUIDELINES" mean the guidelines provided by Moody's, as may be amended from time to time, in connection with Moody's ratings of Senior Securities.

                 (oo) "1940 ACT" shall mean the Investment Company Act of 1940, and the rules and regulations promulgated thereunder and all exemptive relief, if any, obtained by the Trust thereunder, as the same may be amended from time to time.

                 (pp) "NOTICE OF REDEMPTION" shall mean any notice with respect to the redemption of Preferred Shares pursuant to paragraph (c) of Section 11 of this Article VIII.

                 (qq) RESERVED.

                 (rr) "OVERDUE PAYMENT OBLIGATION," with respect to Preferred Shares, shall mean a failure by the Trust to pay to the Holders, not later than 12:00 noon, Eastern time, (A) within five Business Days of any Dividend Payment Date for Preferred Shares, in immediately available funds, the full amount of any dividend (whether or not earned or declared) to be paid on such Dividend Payment Date on any Preferred Shares or (B) on any redemption date in immediately available funds on such redemption date for Preferred Shares, the Redemption Price to be paid on such redemption date for any Preferred Shares after a Notice of Redemption is given pursuant to paragraph (c) of Section 11 of this Article VIII; PROVIDED, HOWEVER, that the foregoing clause (B) shall not apply to the Trust's failure to pay the Redemption Price in respect of Preferred Shares when the related Notice of Redemption provides that redemption of such shares is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

                 (ss) "OVERDUE RATE" means, with respect to shares of a series of Preferred Shares, a dividend rate that is equal to the greater of (i) 2.00% per annum above the Applicable Rate that would otherwise be applicable during any given period or (ii) 2.00% over the rate of interest publicly announced by State Street Bank and Trust Company in Boston, Massachusetts as its "base" or "prime" rate.

                 (tt) "PERSON" shall mean and include an individual, a partnership, a corporation, a trust, an unincorporated association, a joint venture or other entity or a government or any agency or political subdivision thereof.

                 (uu) "PREFERRED SHARES" means the Series A Shares and each other series of preferred shares of beneficial interest issued hereunder.

                 (vv) "PREFERRED SHARES BASIC MAINTENANCE AMOUNT" means the basic maintenance amount required by each Rating Agency under its respective Rating Agency Guidelines, separately determined.

                 (ww) "PREFERRED SHARES BASIC MAINTENANCE TEST" as of any Valuation Date is the requirement to maintain Eligible Assets with an aggregate Agency Discounted Value equal to at least the Preferred Shares Basic Maintenance Amount. For purposes of determining the Preferred Shares Basic Maintenance Test, Eligible Assets shall include securities lent under the Trust's Securities Lending Program (to the extent consistent with 1940 Act interpretations, regulations and requirements).

                 (xx) "PREFERRED SHARES BASIC MAINTENANCE TEST CURE DATE," with respect to the failure by the Trust to satisfy the Preferred Shares Basic Maintenance Amount (as required by paragraph (a) of Section 7 of this Article
VIII) as of a given Valuation Date, shall mean the tenth Business Day following such Valuation Date.

                 (yy) "PREFERRED SHARES BASIC MAINTENANCE TEST REPORT" shall mean a report signed by the President, Treasurer, Assistant Treasurer, Controller, Assistant Controller or any Executive Vice President or Vice President of the Trust which sets forth, as of the related Valuation Date, the assets of the Trust, the Market Value and the Agency Discounted Value thereof (seriatim and in aggregate), and the Preferred Shares Basic Maintenance Amount.

                 (zz) "RATING AGENCY" means each of Fitch (if Fitch is then rating Senior Securities), Moody's (if Moody's is then rating Senior Securities) and S&P (if S&P is then rating Senior Securities).

                 (aaa) "RATING AGENCY DISCOUNT FACTOR" means the Moody's Discount Factor (if Moody's is then rating the Senior Securities), the Fitch Discount Factor (if Fitch is then rating Senior Securities) or the S&P Discount Factor (if S&P is then rating the Senior Securities), whichever is applicable.

                 (bbb) "RATING AGENCY GUIDELINES" mean Fitch Guidelines (if Fitch is then rating Senior Securities), Moody's Guidelines (if Moody's is then rating Senior Securities) and S&P Guidelines (if S&P is then rating Senior Securities).

                 (ccc) "REDEMPTION PRICE" shall mean the applicable redemption price specified in Section 11 of this Article VIII.

                 (ddd) "REQUIRED HOLDERS" means, at any time, the Holders of more than 50% of the number of Preferred Shares at the time outstanding (exclusive of Preferred Shares then owned by the Trust or any of its Affiliates).

                 (eee) "S&P" shall mean Standard & Poor's Ratings Services and its successors.

                 (fff) "S&P DISCOUNT FACTOR" means the discount factors set forth in the S&P Guidelines for use in calculating the Agency Discounted Value of the Trust's assets in connection with S&P's ratings of Senior Securities.

                 (ggg) "S&P ELIGIBLE ASSET" means assets of the Trust set forth in the S&P Guidelines as eligible for inclusion in calculating the Agency Discounted Value of the Trust's assets in connection with S&P's ratings of Senior Securities.

                 (hhh) "S&P GUIDELINES" mean the guidelines provided by S&P, as may be amended from time to time, in connection with S&P's ratings of Senior Securities.

                 (iii) "SECURITIES" or "SECURITY" shall have the meaning specified in Section 2(a)(1) of the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

                 (jjj) "SECURITIES LENDING PROGRAM" means the Trust's program to lend its portfolio securities, conducted pursuant to agreements that provide for such loans to be callable at any time and to be continuously secured by segregated collateral equal to no less than the value, marked to market daily, of the loaned securities.

                 (kkk) "SENIOR SECURITIES" means all indebtedness for borrowed money of the Trust, including, without limitation, the LBC Notes, bank borrowings and (without duplication) indebtedness of the Trust with the meaning of Section 18 of the 1940 Act and preferred shares of beneficial interest of the Trust.

                 (lll) "SERIES A SHARES" shall have the meaning specified in the preamble of this Article VIII.

                 (mmm) "TOTAL ASSETS" shall mean the aggregate amount of all assets of the Trust determined in accordance with GAAP applicable to the Trust. For purposes of determining Total Assets, securities lent under the Trust's Securities Lending Program shall be included in Total Assets (to the extent consistent with 1940 Act interpretations, regulations and requirements).

                 (nnn) "VALUATION DATE" shall mean each of (i) the fifteenth day of each month or, if such day is not a Business Day, the next preceding Business Day, and (ii) the last Business Day of each month.

                 (ooo) "VOTING PERIOD" shall have the meaning specified in paragraph (b) of Section 5 of this Article VIII.

     SECTION 2.  DIVIDENDS.

                 (a) RANKING. The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with any other series of preferred shares of beneficial interest as to the payment of dividends or other distributions by the Trust.

                 (b) CUMULATIVE CASH DIVIDENDS. The Holders of a series of Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Trustees, out of funds legally available therefor in accordance with the Declaration of Trust and applicable law, cumulative cash dividends at the Applicable Rate for shares of such series determined as set forth in paragraph
(e) of this Section 2, and no more, payable on the Dividend Payment Dates with respect to shares of such series determined pursuant to paragraph (d) of this
Section 2. Holders of Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares, in excess of full cumulative dividends, as herein provided, on Preferred Shares. Except to the extent set forth in subparagraph (e)(i) of this Section 2, no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Shares which may be in arrears, and, no additional sum of money shall be payable in respect of any such arrearage.

                 (c) DIVIDENDS CUMULATIVE FROM DATE OF ORIGINAL ISSUE. Dividends on any series of Preferred Shares shall accumulate at the Applicable Rate for shares of such series from the Date of Original Issue thereof.

                 (d) DIVIDEND PAYMENT DATES AND ADJUSTMENT THEREOF. Dividends shall be payable on the Preferred Shares if declared by the Board of Trustees (which declaration may be by a single resolution for multiple such dates), on the last day each March, June, September and December in each year (each such date being a "DIVIDEND PAYMENT DATE"); PROVIDED, HOWEVER, that if the day on which dividends would otherwise be payable on Preferred Shares is not a Business Day, then such dividends shall be payable on such shares on the first Business Day that falls after such day.

                 (e) DIVIDEND RATES AND CALCULATION OF DIVIDENDS.

                     (i) DIVIDEND RATES. The dividend rate on shares of a series of Preferred Shares shall be equal to the Applicable Rate for each such series; PROVIDED, HOWEVER, that if any Overdue Payment Obligation exists with respect to any Preferred Shares, the rate payable on such Overdue Payment Obligation shall be equal to the Overdue Rate for any period during which such Overdue Payment Obligation is outstanding (including the day such Overdue Payment Obligation occurs and excluding the day such Overdue Payment Obligation is cured). Chapter 1

                     (ii) CALCULATION OF DIVIDENDS. The amount of dividends per share payable on shares of a series of Preferred Shares on any date on which dividends on shares of such series shall be payable, shall be computed by multiplying the Applicable Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which dividends have not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof and the denominator of which shall be 360, and applying the rate obtained against $25,000; PROVIDED, HOWEVER, with respect to any Overdue Payment Obligation in respect of shares of a series of Preferred Shares, the amount due thereon shall be computed by multiplying the Overdue Rate for shares of such series in effect for such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid by a fraction, the numerator of which shall be the number of days in such Dividend Period or Dividend Periods or part thereof for which such Overdue Payment Obligation has not been paid and the denominator of which shall be 360, and applying the rate obtained against such Overdue Payment Obligation.

                 (f) CURING AN OVERDUE PAYMENT OBLIGATION. An Overdue Payment Obligation with respect to shares of a series of Preferred Shares shall have been cured if the Trust shall have paid to the Holders (A) all accumulated and unpaid dividends, including amounts due in connection with any Overdue Payment Obligations, on the shares of such series and (B) without duplication, the Redemption Price for the shares of such series, if any, for which Notice of Redemption has been mailed by the Trust pursuant to paragraph (c) of Section 11 of this Article VIII; PROVIDED, HOWEVER, that the foregoing clause (B) shall not apply to the Trust's failure to pay the Redemption Price in respect of any shares of a series of Preferred Shares when the related Redemption Notice provides that redemption of the shares of such series is subject to one or more conditions precedent and any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

                 (g) DIVIDEND PAYMENTS BY TRUST TO HOLDERS. The Trust shall pay to the Holders, not later than 12:00 Noon, Eastern time, on each Dividend Payment Date for shares of a series of Preferred Shares, an aggregate amount of funds available in The City of New York, New York, equal to the dividends to be paid to all Holders of shares of such series on such Dividend Payment Date.

                 (h) DIVIDENDS PAID TO HOLDERS. Each dividend on Preferred Shares shall be paid on the Dividend Payment Date therefor to the Holders thereof as their names appear on the record books of the Trust on the Business Day next preceding such Dividend Payment Date.

                 (i) DIVIDENDS CREDITED AGAINST EARLIEST ACCUMULATED BUT UNPAID DIVIDENDS. Any dividend payment made on Preferred Shares shall first be credited against the earliest accumulated but unpaid dividends due with respect to such shares. Dividends in arrears for any past Dividend Period may be declared and paid at any time, without reference to any regular Dividend Payment Date, to the Holders as their names appear on the record books of the Trust on such date, not exceeding 15 days preceding the payment date thereof, as may be fixed by the Board of Trustees.

                 (j) SPECIAL DIVIDENDS UNDER MASTER SECURITIES PURCHASE AGREEMENT. Notwithstanding anything herein to the contrary (including paragraph
(b) of this Section 2), amounts the Trust pays pursuant to Sections 11(c) and
15.1 of that certain Master Securities Purchase

Agreement dated as of September 19, 2008, among the Trust, _____________________ ___________________ and the other Preferred Shares Purchasers party thereto, as amended from time to time (which sections are incorporated herein by this reference), shall be treated for all purposes hereof as dividends paid on the Series A Shares, declared by the Board of Trustees on the date of payment thereof (which shall be deemed to be a Dividend Payment Date). Each such dividend shall be paid (1) to the Holders in accordance with paragraphs (g) and
(h) of this Section 2 or (2) if the Incurring Holder (as defined in such agreement) requests in writing that the Trust pay the amount due under any invoice to the Incurring Holder for any costs and expenses described in Sections 11(a) or 15.1 of such agreement directly to the Person entitled to payment thereof in lieu of the Incurring Holder's paying same (as provided in Section 11(c) of such agreement), to such Person on behalf of and for the benefit of the Holders to whom such dividend otherwise would be payable pursuant to clause (1).

     SECTION 3.  RESERVED.

     SECTION 4.  RESERVED.

     SECTION 5.  VOTING RIGHTS.

                 (a) VOTES PER PREFERRED SHARE. Except as otherwise provided in the Declaration of Trust or as otherwise required by law, (i) each Holder shall be entitled to one vote for each dollar of liquidation preference represented by a Preferred Share (currently, with respect to the Series A Shares, each such Preferred Share representing a liquidation preference of $25,000) held by such Holder on each matter submitted to a vote of shareholders of the Trust, and (ii) the holders of outstanding preferred shares of beneficial interest, including Preferred Shares, and of Common Shares shall vote together as a single class; PROVIDED, HOWEVER, that, at any meeting of the shareholders of the Trust held for the election of Trustees, the holders of outstanding preferred shares of beneficial interest, including the Preferred Shares, represented in person or by proxy at said meeting, shall be entitled, as a class, to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust, to elect two Trustees of the Trust (regardless of the total number of Trustees serving on the Trust's Board of Trustees), each preferred share of beneficial interest, including each Preferred Share, entitling the holder thereof to one vote for each dollar of liquidation preference represented by such preferred share of beneficial interest; PROVIDED, FURTHER, that if the Board of Trustees shall be divided into one or more classes, the Board of Trustees shall determine to which class or classes the Trustees elected by the holders of preferred shares of beneficial interest shall be assigned and the holders of preferred shares of beneficial interest shall be entitled to elect the Trustees so designated as being elected by the holders of preferred shares of beneficial interest only when their term shall have expired; PROVIDED, FINALLY, that such Trustees appointed by the holders of preferred shares of beneficial interest shall be allocated as evenly as possible among the classes of Trustees. Subject to paragraph (b) of this Section 5, the holders of outstanding Common Shares and preferred shares of beneficial interest, including Preferred Shares, voting together as a single class, shall elect the balance of the Trustees.

                 (b) VOTING FOR ADDITIONAL TRUSTEES.

                     (i) VOTING PERIOD. Except as otherwise provided in the Declaration of Trust or as otherwise required by law, during any period in which any one or more of the conditions described in subparagraphs (A) or (B) of this subparagraph (b)(i) shall exist (such period being referred to herein as a "VOTING PERIOD"), the number of Trustees constituting the Board of Trustees shall be automatically increased by the smallest number that, when added to the two Trustees elected exclusively by the holders of preferred shares of beneficial interest, including the Preferred Shares, would constitute a majority of the Board of Trustees as so increased by such smallest number; and the holders of preferred shares of beneficial interest, including Preferred Shares, shall be entitled, voting as a class on a one vote for each dollar of liquidation preference represented by such preferred share of beneficial interest basis (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust), to elect such smallest number of additional Trustees, together with the two Trustees that such holders are in any event entitled to elect. A Voting Period shall commence:

                          (A) if at the close of business on any dividend
payment date accumulated dividends (whether or not earned or declared) on any outstanding preferred shares of beneficial interest, including the Preferred Shares, equal to at least two full years' dividends shall be due and unpaid; or

                          (B) if at any time holders of preferred shares of
beneficial interest, including the Preferred Shares, are entitled under the 1940 Act to elect a majority of the Trustees of the Trust.

Upon the termination of a Voting Period, the voting rights described in this subparagraph (b)(i) shall cease, subject always, however, to the revesting of such voting rights in the holders of preferred shares of beneficial interest upon the further occurrence of any of the events described in this subparagraph
(b)(i).

                     (ii) NOTICE OF SPECIAL MEETING. As soon as practicable after the accrual of any right of the holders of preferred shares of beneficial interest, including the Preferred Shares, to elect additional Trustees as described in subparagraph (b)(i) of this Section 5, the Trust shall notify the Holders and the Trust shall call a special meeting of such Holders, by mailing a notice of such special meeting to such holders, such meeting to be held not less than 10 nor more than 30 days after the date of mailing of such notice. If the Trust fails to send such notice to the Holders or if the Trust does not call such a special meeting, it may be called by any such Holder on like notice. The record date for determining the Holders entitled to notice of and to vote at such special meeting shall be the close of business on the fifth Business Day preceding the day on which such notice is mailed or on such other date as the Trust and the Holders may agree. At any such special meeting and at each meeting of holders of preferred shares of beneficial interest, including Preferred Shares, held during a Voting Period at which Trustees are to be elected, such holders, voting together as a class (to the exclusion of the holders of all other securities and classes of shares of beneficial interest of the Trust), shall be entitled to elect the number of Trustees prescribed in subparagraph
(b)(i) of this Section 5 on a one vote for each dollar of liquidation preference represented by such preferred share of beneficial interest basis.

                     (iii) TERMS OF OFFICE OF EXISTING TRUSTEES. The terms of office of all persons who are Trustees of the Trust at the time of a special meeting of Holders and holders of other shares of preferred shares of beneficial interest of the Trust to elect Trustees shall continue, notwithstanding the election at such meeting by the Holders and such other holders of the number of

Trustees that they are entitled to elect, and the persons so elected by the Holders and such other holders, together with the two incumbent Trustees elected by the Holders and such other holders of shares of preferred shares of beneficial interest of the Trust and the remaining incumbent Trustees elected by the holders of the Common Shares and preferred shares of beneficial interest, including Preferred Shares, shall constitute the duly elected Trustees of the Trust.

                     (iv) TERMS OF OFFICE OF CERTAIN TRUSTEES TO TERMINATE UPON TERMINATION OF VOTING PERIOD. Simultaneously with the termination of a Voting Period, the terms of office of the additional Trustees elected by the Holders and holders of other of preferred shares of beneficial interest of the Trust pursuant to subparagraph (b)(i) of this Section 5 shall terminate, the remaining Trustees shall constitute the Trustees of the Trust and the voting rights of the Holders and such other holders to elect additional Trustees pursuant to subparagraph (b)(i) of this Section 5 shall cease, subject to the provisions of the last sentence of subparagraph (b)(i) of this Section 5.

                 (c) HOLDERS OF PREFERRED SHARES TO VOTE ON CERTAIN OTHER
MATTERS.

                     (i) INCREASES IN CAPITALIZATION. So long as any Preferred Shares are outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class: (a) authorize, create or issue any class or series of shares ranking prior to or on a parity with Preferred Shares with respect to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust, or authorize, create or issue additional shares of any series of Preferred Shares or (b) amend, alter or repeal the provisions of the Declaration of Trust, or this Article VIII, whether by merger, consolidation or otherwise, so as to affect any preference, right or power of such Preferred Shares or the Holders thereof; PROVIDED, HOWEVER, that (i) a division or split of a Preferred Share will be deemed to affect such preferences, rights or powers only if the terms of such division adversely affect the Holders and (ii) the authorization, creation and issuance of classes or series of shares ranking junior to Preferred Shares with respect to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust, will be deemed to affect such preferences, rights or powers only if Moody's, Fitch or S&P is then rating Preferred Shares and such issuance would, at the time thereof, cause the Trust not to satisfy the Minimum Asset Coverage Ratio or the Preferred Shares Basic Maintenance Amount. So long as any Preferred Shares are outstanding, the Trust shall not, without the affirmative vote or consent of the holders of at least a majority of the Preferred Shares outstanding at the time, in person or by proxy, either in writing or at a meeting, voting as a separate class, file a voluntary application for relief under Federal bankruptcy law or any similar application under state law for so long as the Trust is solvent and does not foresee becoming insolvent. Each action set forth above shall be voted on exclusively by the holders of preferred shares of beneficial interest, including the Preferred Shares. If any action set forth above would adversely affect the rights of one or more series (the "AFFECTED SERIES") of Preferred Shares in a manner different from any other series of Preferred Shares, the Trust will not approve any such action without the affirmative vote or consent of the holders of at least a majority of the shares of each such Affected Series outstanding at the time, in person or by proxy, either in writing or at a meeting (each such Affected Series voting as a separate class).

                     (ii) 1940 ACT MATTERS. Unless a higher percentage is provided for in the Declaration of Trust, (A) the affirmative vote of the Holders of a "majority of the outstanding" (as such term is defined in the 1940
Act) preferred shares of beneficial interest of the Trust, including Preferred Shares, voting as a separate class, shall be required to approve (A) any plan of reorganization (as such term is used in the 1940 Act) adversely affecting such shares and (B) any action requiring a vote of security holders of the Trust under Section 13(a) of the 1940 Act. In the event a vote of Holders of Preferred Shares is required pursuant to the provisions of Section 13(a) of the 1940 Act, the Trust shall, not later than ten Business Days prior to the date on which such vote is to be taken, notify Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) that such vote is to be taken and the nature of the action with respect to which such vote is to be taken. The Trust shall, not later than ten Business Days after the date on which such vote is taken, notify Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) of the results of such vote.

                 (d) RELATIVE RIGHTS AND PREFERENCES. Unless otherwise required by law or provided elsewhere in the Declaration of Trust, the Holders shall not have any relative rights or preferences or other special rights other than those specifically set forth herein.

                 (e) BOARD ACTIONS UNDER ARTICLE VIII OF THESE BY-LAWS. The Board of Trustees may, from time to time, with the consent of the Required Holders (which consent shall not be unreasonably withheld or delayed), amend, alter or repeal any or all of the definitions of the terms listed below, or any provision of this Article VIII which a Rating Agency has confirmed is a predicate for any such definition:

               Auditor's Confirmation
               Minimum Asset Coverage Ratio Cure Date
               Exposure Period
               Preferred Shares Basic Maintenance Amount
               Preferred Shares Basic Maintenance Amount Test
               Preferred Shares Basic Maintenance Test Cure Date
               Preferred Shares Basic Maintenance Test Report
               Valuation Date

, PROVIDED that the Trust shall give prior written notice to the Holders of any such amendment, alteration or repeal reasonably (and in any event not less than 10 Business Days) in advance of the proposed effective date of any such amendment, alteration or repeal, together with any explanation and a description of the proposed amendment, alteration or repeal. Holders of Common Shares shall not have the right to vote on any such amendment, alteration or repeal. Any such amendment, alteration or repeal will not be deemed to affect the preferences, rights or powers of the Preferred Shares or the Holders thereof. Prior to any such amendment, alteration or repeal becoming effective, the Board of Trustees shall receive confirmation from the Rating Agency that any such amendment, alteration or repeal would not impair the ratings then assigned to the Preferred Shares and the Board of Trustees shall confirm (which confirmation may be in the form of an opinion of the Trust's counsel) that any such amendment, alteration or repeal is consistent with 1940 Act interpretations, regulations and requirements.

     In addition, subject to compliance with applicable law, the Board of Trustees may amend the definition of Applicable Rate to increase the percentage amount without the vote or consent of the holders of preferred shares of beneficial interest, including each series of Preferred Shares, or any other shareholder of the Trust, and without receiving any confirmation from any Rating Agency, provided that immediately following any such increase the Trust would meet the Preferred Shares Basic Maintenance Amount Test and any such increase shall be applicable to the shares of each series of Preferred Shares.

                 (f) NO PREEMPTIVE RIGHTS, CUMULATIVE VOTING OR APPRAISAL RIGHTS. The Holders shall have no preemptive rights, rights to cumulative voting or appraisal rights. For the avoidance of doubt, this provision does not restrict the right of first refusal set forth in Section 10 of this Article VIII.

                 (g) VOTING FOR TRUSTEES SOLE REMEDY FOR TRUST'S FAILURE TO PAY DIVIDENDS. Except as set forth in Section 2(e) of this Article VIII, in the event that the Trust fails to pay any dividends on the Preferred Shares, the exclusive remedy of the Holders shall be the right to vote for Trustees pursuant to the provisions of this Section 5.

                 (h) HOLDERS ENTITLED TO VOTE. For purposes of determining any rights of the Holders to vote on any matter, whether such right is created by this Article VIII, by the provisions of the Declaration of Trust, by statute or otherwise, no Holder shall be entitled to vote any Preferred Shares and no Preferred Shares shall be deemed to be "outstanding" for the purpose of voting or determining the number of shares required to constitute a quorum if, prior to or concurrently with the time of determination of shares entitled to vote or shares deemed outstanding for quorum purposes, as the case may be, the requisite Notice of Redemption, with respect to such shares shall have been given as provided in paragraph (c) of Section 11 of this Article VIII. No Preferred Shares held by the Trust or any affiliate of the Trust shall have any voting rights or be deemed to be outstanding for voting or other purposes.

     SECTION 6.  MINIMUM ASSET COVERAGE RATIO.

     The Trust shall maintain, as of the last Business Day of each month in which any share of a series of Preferred Shares is outstanding, the Minimum Asset Coverage Ratio; PROVIDED, HOWEVER, that the mandatory redemption pursuant to Section 11(b) shall be the sole remedy in the event the Trust fails to do so.

     SECTION 7.  PREFERRED SHARES BASIC MAINTENANCE TEST.

                 (a) So long as Preferred Shares are outstanding, the Trust shall satisfy, on each Valuation Date, and shall verify to its satisfaction that it is maintaining on such Valuation Date, the Preferred Shares Basic Maintenance Test; PROVIDED, HOWEVER, that the mandatory redemption pursuant to Section 11(b) of this Article VIII shall be the sole remedy in the event the Trust fails to do so.

                 (b) On or before 5:00 p.m., Eastern time, on the third Business Day after a Valuation Date on which the Trust fails to satisfy the Preferred Shares Basic Maintenance Test, and on the third Business Day after the Preferred Shares Basic Maintenance Test Cure Date with respect to such Valuation Date, the Trust shall complete and deliver to Fitch (if Fitch is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Test Report as of the date of such failure or such Preferred Shares Basic Maintenance Test Cure Date, as the case may be. The Trust shall also deliver a Preferred Shares Basic Maintenance Test Report to Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares), in each case, on or before the seventh Business Day after the last Business Day of each month. A failure by the Trust to deliver a Preferred Shares Basic Maintenance Test Report pursuant to the preceding sentence shall be deemed to be delivery of a Preferred Shares Basic Maintenance Test Report indicating the Agency Discounted Value for all assets of the Trust is less than the Preferred Shares Basic Maintenance Test Amount, as of the relevant Valuation Date.

                 (c) Within ten Business Days after the date of delivery of a Preferred Shares Basic Maintenance Test Report in accordance with paragraph (b) of this Section 7 relating to an Annual Valuation Date, the Trust shall cause, if so requested by the Rating Agency, the Independent Accountant to confirm in writing to Fitch (if Fitch is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) (i) the mathematical accuracy of the calculations reflected in such Report, (ii) that, in such Report, the Trust correctly determined in accordance with Article VIII of these By-laws whether the Trust had, at such Annual Valuation Date, Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) of an aggregate Agency Discounted Value at least equal to the Preferred Shares Basic Maintenance Test Amount, Moody's Eligible Assets (if Moody's is then rating the Preferred Shares) of an aggregate Agency Discounted Value at least equal to the Preferred Shares Basic Maintenance Test Amount and S&P Eligible Assets (if S&P is then rating the Preferred Shares) of an aggregate Agency Discounted Value at least equal to the Preferred Shares Basic Maintenance Test Amount, (iii) that, in such Report, the Trust determined whether the Trust had, at such Annual Valuation Date in accordance with Article VIII of these By-laws, with respect to the Fitch ratings on portfolio securities, the issuer name and issue size and coupon rate listed in such Report, verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) and the Independent Accountant shall provide a listing in its letter of any differences, (iv) with respect to the Moody's ratings on portfolio securities, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) and the Independent Accountant shall provide a listing in its letter of any differences, (v) with respect to the S&P ratings on portfolio securities, the issuer name, issue size and coupon rate listed in such Report, that such information has been verified by the Independent Accountant by reference to Bloomberg Financial Services or another independent source approved by Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) and the Independent Accountant shall provide a listing in its letter of any differences, and (vi) with respect to the bid or mean price (or such alternative permissible factor used in calculating the Market Value) provided by the custodian of the Trust's assets to the Trust for purposes of valuing securities in the Trust's portfolio, that the Independent Accountant has traced the price used in such Report to the bid or mean price listed in such Report as provided to the Trust and verified that such information agrees (in the event such information does not agree, the Independent Accountant will provide a listing in its letter of such differences) (such confirmation is herein called the "AUDITOR'S Confirmation"); PROVIDED, HOWEVER, that the Independent Accountant may base the conclusions related to (ii) through (vi) above on a sample of at least 25 securities (or such other number of securities as the Independent Accountant and Moody's (if Moody's is then rating the Preferred Shares), Fitch (if Fitch is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) may agree from time to time).

                 (d) Within ten Business Days after the date of delivery of a Preferred Shares Basic Maintenance Test Report in accordance with paragraph (b) of this Section 7 relating to any Valuation Date on which the Trust failed to satisfy the Preferred Shares Basic Maintenance Test Amount, and relating to the Preferred Shares Basic Maintenance Test Cure Date with respect to such failure to satisfy the Preferred Shares Basic Maintenance Test Amount, the Trust shall cause, if so requested by the Rating Agency, the Independent Accountant to provide, if so requested, to Fitch (if Fitch is then rating the series in question), Moody's (if Moody's is then rating the series in question) and S&P (if S&P is then rating the series in question) an Auditor's Confirmation as to such Preferred Shares Basic Maintenance Test Report.

                 (e) If any Auditor's Confirmation delivered pursuant to paragraph (c) or (d) of this Section 7 shows that an error was made in the Preferred Shares Basic Maintenance Test Report for a particular Valuation Date for which such Auditor's Confirmation was required to be delivered, or shows that a lower aggregate Agency Discounted Value for the aggregate of all Fitch Eligible Assets (if Fitch is then rating the Preferred Shares) or Moody's Eligible Assets (if Moody's is then rating the Preferred Shares) or S&P Eligible Assets (if S&P is then rating the Preferred Shares), as the case may be, of the Trust was determined by the Independent Accountant, then in the absence of manifest error the calculation or determination made by such Independent Accountant shall be final and conclusive and shall be binding on the Trust, and the Trust shall accordingly amend and deliver the Preferred Shares Basic Maintenance Test Report to Fitch (if Fitch is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) promptly following receipt by the Trust of such Auditor's Confirmation.

                 (f) On or before 5:00 p.m., Eastern time, on the first Business Day after the Date of Original Issue of any Preferred Shares, the Trust shall complete and deliver to Fitch (if Fitch is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) and S&P (if S&P is then rating the Preferred Shares) a Preferred Shares Basic Maintenance Test Report in the form provided to the Holders.

                 (g) On or before 5:00 p.m., Eastern time, on the seventh Business Day after either (i) the Trust shall have repurchased Common Shares or
(ii) the ratio of the Agency Discounted Value of Fitch Eligible Assets, the Agency Discounted Value of Moody's Eligible Assets or the Agency Discounted Value of S&P Eligible Assets, in each case, to the Preferred Shares Basic Maintenance Test Amount on any valuation date is less than or equal to 105% or
(iii) whenever requested by Moody's, Fitch or S&P, the Trust shall complete and deliver to Fitch (if Fitch is then rating the Preferred Shares), Moody's (if Moody's is then rating the Preferred Shares) or S&P (if S&P is then rating the Preferred Shares), as the case may be, a Preferred Shares Basic Maintenance Test Report as of the date of any such event.

                 (h) Any documents to be provided to Fitch pursuant to this
Section 7 shall be delivered to Fitch electronically at the following email address: funds.surveillance@fitchratings.com or such other email address as Fitch and the Trust may agree.

     SECTION 8. MOST FAVORED INVESTOR STATUS.

     In the event that the Trust shall at any time after the Date of Original Issue enter into, assume or otherwise become bound by or obligated under one or more Material Preferred Stock Agreements containing one or more Additional Covenants, the terms of this Article VIII shall be amended to include each Additional Covenant contained in such Material Preferred Stock Agreement. The Trust covenants to promptly deliver at its reasonable expense (including, without limitation, the reasonable fees and expenses of counsel for the Holders) an amendment to Article VIII of these By-laws in form and substance satisfactory to the Holders evidencing the amendment of Article VIII of these By-laws to include such Additional Covenants, all in compliance with the applicable provisions of the Delaware Statutory Trust Act.

     SECTION 9.  RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS.

                 (a) DIVIDENDS ON SHARES OTHER THAN PREFERRED SHARES. Except as set forth in the next sentence, no dividends shall be declared or paid or set apart for payment on the shares of any class or series of shares of beneficial interest of the Trust ranking, as to the payment of dividends, on a parity with Preferred Shares for any period unless full cumulative dividends have been or contemporaneously are declared and paid on the shares of each series of Preferred Shares through its most recent Dividend Payment Date. When dividends are not paid in full upon the shares of each series of Preferred Shares through its most recent Dividend Payment Date or upon the shares of any other class or series of shares of beneficial interest of the Trust ranking on a parity as to the payment of dividends with Preferred Shares through their most recent respective dividend payment dates, all dividends declared upon Preferred Shares and any other such class or series of shares of beneficial interest ranking on a parity as to the payment of dividends with Preferred Shares shall be declared pro rata so that the amount of dividends declared per share on Preferred Shares and such other class or series of shares of beneficial interest shall in all cases bear to each other the same ratio that accumulated dividends per share on the Preferred Shares and such other class or series of shares of beneficial interest bear to each other (for purposes of this sentence, the amount of dividends declared per share of Preferred Shares shall be based on the Overdue Rate in accordance with Section 2 of this Article VIII for such share for the Dividend Periods during which dividends were not paid in full).

                 (b) DIVIDENDS AND OTHER DISTRIBUTIONS WITH RESPECT TO COMMON SHARES UNDER THE 1940 ACT. The Board of Trustees shall not declare any dividend (except a dividend payable in Common Shares), or declare any other distribution, upon the Common Shares, or purchase Common Shares, unless in every such case immediately after such transaction the Trust would satisfy the Minimum Asset Coverage Ratio after deducting the amount of such dividend, distribution or purchase price, as the case may be.

                 (c) OTHER RESTRICTIONS ON DIVIDENDS AND OTHER DISTRIBUTIONS. For so long as any Preferred Shares are outstanding, and except as set forth in paragraph (a) of this Section 9 and paragraph (c) of Section 12 of this Article VIII, (A) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of the Common Shares or any other shares of the Trust ranking junior to or on a parity with the Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Trust ranking junior to the Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), or any such parity shares (except by conversion into or exchange for shares of the Trust ranking junior to or on a parity with Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless (i) full cumulative dividends on shares of each series of Preferred Shares through its most recently ended Dividend Period shall have been paid and (ii) the Trust has redeemed the full number of Preferred Shares required to be redeemed by any provision for mandatory redemption pertaining thereto, and (B) the Trust shall not declare, pay or set apart for payment any dividend or other distribution (other than a dividend or distribution paid in shares of, or in options, warrants or rights to subscribe for or purchase, Common Shares or other shares, if any, ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up) in respect of Common Shares or any other shares of the Trust ranking junior to Preferred Shares as to the payment of dividends or the distribution of assets upon dissolution, liquidation or winding up, or call for redemption, redeem, purchase or otherwise acquire for consideration any Common Shares or any other such junior shares (except by conversion into or exchange for shares of the Trust ranking junior to Preferred Shares as to the payment of dividends and the distribution of assets upon dissolution, liquidation or winding up), unless immediately after such transaction the Trust could satisfy the Preferred Shares Basic Maintenance Test.

     SECTION 10.  RIGHT OF FIRST REFUSAL.

     Each time after the date hereof that the Trust proposes to offer, or intends to accept an offer to purchase, any Securities issued by the Trust, each Holder of Preferred Shares (an "ELIGIBLE HOLDER"), shall have a right to purchase such Securities in accordance with the following provisions:

                 (a) The Trust shall deliver a notice ("NOTICE") to each Eligible Holder stating (i) its bona fide intention to offer or to accept an offer to purchase shares of such Securities, (ii) the number of such shares of Securities to be offered or sold, (iii) the price, if any, for which it proposes to offer or sell such shares of Securities, and (iv) the terms of such offer or sale.

                 (b) Within 15 calendar days after receipt of the Notice, each Eligible Holder may elect to purchase, at the price and on the terms specified in the Notice, the percentage of such Securities that the Preferred Shares then held by said Eligible Holder bears to the total Preferred Shares outstanding on the date of the Notice.

                 (c) If any Securities which an Eligible Holder is entitled to purchase pursuant to this Section 10 are not so purchased as provided in paragraph (b) of this Section 10, the Trust may, during the 180-day period following the expiration of the period provided in paragraph (b) of this Section 10, offer, or accept an offer to purchase, and sell such Securities to any Person or Persons at a price not less, and upon terms no more favorable to the offeree or purchaser, than the price and terms specified in the Notice. If the Trust does not enter into an agreement for the sale of the shares of such Securities within such period and if such agreement is not consummated within 180 days after the execution thereof, the right provided hereunder shall be deemed to be revived with respect to any Securities so offered which remain unsold and which the Trust intends to continue to offer for sale.

                 (d) The right of first refusal pursuant to this Section 10 shall be transferable and assignable by any Eligible Holder.

     SECTION 11. REDEMPTION.

                 (a)  OPTIONAL REDEMPTION.

                     (i) Preferred Shares may be redeemed, at the option of the Trust, as a whole or from time to time in part, at any time and from time to time, out of funds legally available therefor, at a redemption price per share equal to the sum of $25,000 plus an amount equal to accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed for redemption, plus an amount equal to the Early Redemption Amount, if any; PROVIDED, HOWEVER, that shares of a series of Preferred Shares may not be redeemed in part if after such partial redemption fewer than ten (10) shares of such series of Preferred Shares remain outstanding.

                     (ii) If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to subparagraph (i) of this paragraph (a), the number of shares of such series of Preferred Shares to be redeemed shall be determined by the Board of Trustees, and such shares shall be redeemed pro rata from the Holders in proportion to the number of Preferred Shares of such series held by such Holders or by such other method that the Board of Trustees deems fair and equitable.

                     (iii) The Trust may not on any date provide a Notice of Redemption pursuant to paragraph (c) of this Section 11 in respect of a redemption contemplated to be effected pursuant to this paragraph (a) unless on such date the Agency Discounted Value of the Eligible Assets would at least equal the Preferred Shares Basic Maintenance Test Amount, and would at least equal the Preferred Shares Basic Maintenance Test Amount immediately subsequent to such redemption if such redemption were to occur on such date. For purposes of determining in the preceding sentence whether the Agency Discounted Value of the Eligible Assets at least equals the Preferred Shares Basic Maintenance Test Amount, the Rating Agency Discount Factors applicable to the Eligible Assets shall be determined by reference, if applicable, to the first Exposure Period longer than the Exposure Period then applicable to the Trust, as described in the definition of Rating Agency Discount Factor.

                 (b) MANDATORY REDEMPTION. The Trust shall redeem, at a redemption price equal to $25,000 per share plus accumulated but unpaid dividends thereon (whether or not earned or declared) to (but not including) the date fixed by the Board of Trustees for redemption plus the Early Redemption Amount, if any, certain of the Preferred Shares, if the Trust fails to have Moody's Eligible Assets with an Agency Discounted Value, Fitch Eligible Assets with a Agency Discounted Value or S&P Eligible Assets with an Agency Discounted Value, in each case, greater than or equal to the Preferred Shares Basic Maintenance Test Amount, in accordance with the requirements of the rating agency or agencies then rating the Preferred Shares, or fails to maintain the Minimum Asset Coverage Ratio and such failure is not cured on or before the Preferred Shares Basic Maintenance Test Cure Date or the Minimum Asset Coverage Ratio Cure Date, as the case may be. The number of Preferred Shares to be redeemed shall be equal to the lesser of (i) the minimum number of Preferred Shares, together with all other preferred shares of beneficial interest subject to redemption or retirement, the redemption of which, if deemed to have occurred immediately prior to the opening of business on the Cure Date, would have resulted in the Trust's having both Moody's Eligible Assets with a Agency Discounted Value, Fitch Eligible Assets with a Agency Discounted Value and S&P Eligible Assets with an Agency Discounted Value, in each case, greater than or equal to the Preferred Shares Basic Maintenance Test Amount or maintaining the Minimum Asset Coverage Ratio, as the case may be, on such Cure Date (PROVIDED, HOWEVER, that if there is no such minimum number of Preferred Shares and other preferred shares of beneficial interest the redemption or retirement of which would have had such result, all Preferred Shares then outstanding shall be redeemed), and (ii) the maximum number of Preferred Shares, together with all other shares of preferred shares of beneficial interest subject to redemption or retirement, that can be redeemed out of funds expected to be legally available therefor in accordance with the Declaration of Trust and applicable law. In determining the Preferred Shares required to be redeemed in accordance with the foregoing, the Trust shall allocate the number required to be redeemed to satisfy the Preferred Shares Basic Maintenance Test Amount or the Minimum Asset Coverage Ratio, as the case may be, pro rata among Preferred Shares and other preferred shares of beneficial interest subject to redemption or retirement (and then, pro rata among each series of Preferred Shares). The Trust shall effect such redemption on the date fixed by the Trust therefor, which date shall not be earlier than 2 days nor later than 30 days after such Cure Date, except that if the Trust does not have funds legally available for the redemption of all of the required number of Preferred Shares and other preferred shares of beneficial interest that are subject to redemption or retirement or the Trust otherwise is unable to effect such redemption on or prior to 30 days after such Cure Date, the Trust shall redeem those Preferred Shares which it was unable to redeem on the earliest practicable date on which it is able to effect such redemption. If fewer than all of the outstanding shares of a series of Preferred Shares are to be redeemed pursuant to this paragraph (b), the number of shares of such series to be redeemed shall be redeemed pro rata from the Holders of shares of such series in proportion to the number of shares of such series held by such Holders or by such other method that the Board of Trustees deems fair and equitable.

                 (c) NOTICE OF REDEMPTION. If the Trust shall determine or be required to redeem shares of a series of Preferred Shares pursuant to paragraph
(a) or (b) of this Section 11, either the Trust or the Trust's transfer agent shall mail a Notice of Redemption with respect to such redemption by recognized overnight delivery service, or by first class mail, postage prepaid, to each Holder of the Preferred Shares to be redeemed, at such Holder's address as the same appears on the record books of the Trust on the record date established by the Board of Trustees. Such Notice of Redemption shall be so mailed not less than 15 days (or 2 days in the case of any notice of redemption pursuant to paragraph (b) above) nor more than 60 days (or 30 days in the case of any notice pursuant to paragraph (b) above) prior to the date fixed for redemption. Each such Notice of Redemption shall


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state: (i) the redemption date; (ii) the number of Preferred Shares to be redeemed and the series thereof; (iii) the CUSIP number for the Preferred Shares; (iv) the Redemption Price; (v) if applicable, the place or places where the certificate(s), if any, for such shares (properly endorsed or assigned for transfer, if the Board of Trustees shall so require and the Notice of Redemption shall so state) are to be surrendered for payment of the Redemption Price; (vi) that dividends on the shares to be redeemed will cease to accumulate on such redemption date; and (vii) the provisions of this Section 11 under which such redemption is made. If fewer than all shares of a series of Preferred Shares held by any Holder are to be redeemed, the Notice of Redemption mailed to such Holder shall also specify the number of shares of such series to be redeemed from such Holder. The Trust may provide in any Notice of Redemption relating to a redemption contemplated to be effected pursuant to paragraph (a) of this
Section 11 that such redemption is subject to one or more conditions precedent and that the Trust shall not be required to effect such redemption unless each such condition shall have been satisfied at the time or times and in the manner specified in such Notice of Redemption.

                 (d) NO REDEMPTION UNDER CERTAIN CIRCUMSTANCES. Notwithstanding the provisions of paragraphs (a) or (b) of this Section 11, if any dividends on shares of a series of Preferred Shares (whether or not earned or declared) are in arrears, no Preferred Shares shall be redeemed unless all outstanding shares of such series of Preferred Shares are simultaneously redeemed, and the Trust shall not purchase or otherwise acquire any shares of such series; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of all outstanding shares of such series pursuant to the successful completion of an otherwise lawful purchase or exchange offer made on the same terms to, and accepted by, Holders of all outstanding shares of such series of Preferred Shares.

                 (e) ABSENCE OF FUNDS AVAILABLE FOR REDEMPTION. To the extent that any redemption for which Notice of Redemption has been mailed is not made by reason of the absence of legally available funds therefor in accordance with the Declaration of Trust and applicable law, such redemption shall be made as soon as practicable to the extent such funds become available. A failure to redeem Preferred Shares shall be deemed to exist at any time after the date specified for redemption in a Notice of Redemption when the Trust shall have failed, for any reason whatsoever, to pay to the Holders the Redemption Price on the redemption date with respect to any shares for which such Notice of Redemption has been mailed; PROVIDED, HOWEVER, that the foregoing shall not apply in the case of the Trust's failure to pay the Redemption Price with respect to any shares where (1) the Notice of Redemption relating to such redemption provided that such redemption was subject to one or more conditions precedent and (2) any such condition precedent shall not have been satisfied at the time or times and in the manner specified in such Notice of Redemption. Notwithstanding the fact that the Trust may not have redeemed Preferred Shares for which a Notice of Redemption has been mailed, dividends may be declared and paid on Preferred Shares and shall include those Preferred Shares for which a Notice of Redemption has been mailed.

                 (f) TRANSFER AGENT AS TRUSTEE OF REDEMPTION PAYMENTS BY TRUST. All moneys paid to the Trust's transfer agent for payment of the Redemption Price of Preferred Shares called for redemption shall be held in trust by the transfer agent for the benefit of Holders of shares so to be redeemed.

                 (g) SHARES FOR WHICH NOTICE OF REDEMPTION HAS BEEN GIVEN ARE NO LONGER OUTSTANDING. Provided a Notice of Redemption has been given pursuant to paragraph (c) of this

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

Section 11, upon deposit with the Trust's transfer agent (on the Business Day fixed for redemption, in funds available on that Business Day in The City of New York, New York) of funds sufficient to redeem the Preferred Shares that are the subject of such notice, dividends on such shares shall cease to accumulate and such shares shall no longer be deemed to be outstanding for any purpose, and all rights of the Holders of the shares so called for redemption shall cease and terminate, except the right of such Holders to receive the Redemption Price, but without any interest or other additional amount, except as provided in subparagraph (e)(i) of Section 2 and in Section 3 of this Article VIII. Upon surrender in accordance with the Notice of Redemption of the certificates, if any, for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Trustees shall so require and the Notice of Redemption shall so state), the Redemption Price shall be paid by the Trust to the Holders of Preferred Shares subject to redemption. In the case that fewer than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued, representing the unredeemed shares, without cost to the Holder thereof.

                 (h) COMPLIANCE WITH APPLICABLE LAW. In effecting any redemption pursuant to this Section 11, the Trust shall use its best efforts to comply with all applicable conditions precedent to effecting such redemption under the 1940 Act and the Delaware Statutory Trust Act, but shall effect no redemption except in accordance with the 1940 Act and the Delaware Statutory Trust Act.

                 (i) RESERVED.

                 (j) PURCHASE OR OTHER ACQUISITION OF PREFERRED SHARES OF BENEFICIAL INTEREST. In the event that the Trust shall purchase, redeem or otherwise acquire any preferred shares of beneficial interest, including, without limitation, any shares of a series of Preferred Shares, the Trust shall, simultaneous with such purchase, redemption or acquisition, redeem Preferred Shares of each series then outstanding pro rata based upon the aggregate liquidation value of each class or series of preferred shares of beneficial interest outstanding and subject to purchase, acquisition or redemption. Such redemption will be made in accordance with the operative provisions of paragraph
(a) of this Section 11. Any shares that are purchased, redeemed or otherwise acquired by the Trust shall have no voting rights. If fewer than all the outstanding Preferred Shares are redeemed or otherwise acquired by the Trust, the Trust shall give notice of such transaction to each Holder, in accordance with the procedures agreed upon by the Board of Trustees.

     SECTION 12. LIQUIDATION RIGHTS.

                 (a) RANKING. The shares of a series of Preferred Shares shall rank on a parity with each other, with shares of any other series of Preferred Shares and with shares of any other series of preferred shares of beneficial interest as to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust.

                 (b) DISTRIBUTIONS UPON LIQUIDATION. Upon the dissolution, liquidation or winding up of the affairs of the Trust, whether voluntary or involuntary, the Holders of Preferred Shares then outstanding shall be entitled to receive and to be paid out of the assets of the Trust available for distribution to its shareholders, before any payment or distribution shall be made on the Common Shares or on any other class of shares of the Trust ranking junior to the Preferred Shares upon dissolution, liquidation or winding up, an amount equal to the Liquidation Preference with respect to such shares plus an amount equal to all dividends thereon (whether or not earned or declared but excluding interest thereon) accumulated but unpaid to (but not including) the date of its final distribution in same day funds. After the payment to the Holders of the Preferred Shares of the full preferential amounts provided for in this paragraph (b), the Holders of Preferred Shares as such shall have no right or claim to any of the remaining assets of the Trust.

                 (c) PRO RATA DISTRIBUTIONS. In the event the assets of the Trust available for distribution to the Holders of Preferred Shares upon any dissolution, liquidation, or winding up of the affairs of the Trust, whether voluntary or involuntary, shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to paragraph (b) of this Section 12, no such distribution shall be made on account of any shares of any other class or series of preferred shares of beneficial interest ranking on a parity with the Preferred Shares with respect to the distribution of assets upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the Preferred Shares, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

                 (d) RIGHTS OF JUNIOR SHARES. Subject to the rights of the holders of shares of any series or class or classes of shares ranking on a parity with the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust, after payment shall have been made in full to the Holders of the Preferred Shares as provided in paragraph (b) of this Section 12, but not prior thereto, any other series or class or classes of shares ranking junior to the Preferred Shares with respect to the distribution of assets upon dissolution, liquidation or winding up of the affairs of the Trust shall, subject to the respective terms and provisions (if any) applying thereto, be entitled to receive any and all assets remaining to be paid or distributed, and the Holders of the Preferred Shares shall not be entitled to share therein.

                 (e) CERTAIN EVENTS NOT CONSTITUTING LIQUIDATION. Neither the sale of all or substantially all the property or business of the Trust, nor the merger or consolidation of the Trust into or with any corporation nor the merger or consolidation of any corporation into or with the Trust shall be a dissolution, liquidation or winding up, whether voluntary or involuntary, for the purposes of this Section 12.

     SECTION 13.  RESERVED.

     SECTION 14.  MISCELLANEOUS.

                 (a) AMENDMENT TO ADD ADDITIONAL SERIES. Subject to the provisions of paragraph (c) of Section 10 of this Article VIII, the Board of Trustees may, by resolution duly adopted, without shareholder approval (except as otherwise provided by this Article VIII or required by applicable law), approve an annex hereto, all in compliance with the applicable provisions of the Delaware Statutory Trust Act, (1) to reflect any amendments hereto which the Board of Trustees is entitled to adopt, pursuant to the terms of these By-laws without shareholder approval or (2) to classify or reclassify additional series of Preferred Shares or additional shares of a series of Preferred Shares (and terms relating thereto) to the series and Preferred Shares described herein. Each such additional series and all such additional shares shall be governed by the terms of these By-laws except as such annex shall otherwise provide.

                 (b) FRACTIONAL SHARES. Fractional Preferred Shares may be issued.

                 (c) STATUS OF PREFERRED SHARES REDEEMED, EXCHANGED OR OTHERWISE ACQUIRED BY THE TRUST. Preferred Shares that are redeemed, exchanged or otherwise acquired by the Trust shall return to the status of authorized and unissued Preferred Shares.

                 (d) HEADINGS NOT DETERMINATIVE. The headings contained in this
Article VIII are for convenience of reference only and shall not affect the meaning or interpretation of this Article VIII.

                 (e) BOARD MAY RESOLVE AMBIGUITIES. To the extent permitted by applicable law, the Board of Trustees may interpret or adjust the provisions of this Article VIII to resolve any inconsistency or ambiguity or to remedy any formal defect; PROVIDED, HOWEVER, in no event shall the Board of Trustees interpret or adjust such provisions in a manner which could reasonably be expected to have an adverse effect on any Holder of Preferred Shares or affect any series of Preferred Shares materially differently than any other series of Preferred Shares.

                 (f) INCONSISTENCIES WITH DECLARATION OF TRUST. To the extent there is any inconsistency between Article VIII of these By-laws and the Trust's Declaration of Trust, Article VIII of these By-laws shall take precedence to the extent permitted by applicable law.

                 (g) NOTICES. All notices or communications, unless otherwise specified in this Article VIII, shall be sufficiently given if in writing and delivered in person or by facsimile with a copy mailed by recognized overnight delivery service or mailed by recognized delivery service, postage prepaid. Notices delivered pursuant to this Section 14 shall be deemed given on the earlier of the date received or the date five days after which such notice is mailed, except as otherwise provided in Article VIII of these By-laws or by the Delaware Statutory Trust Act for notices of shareholders' meetings.

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